EXHIBIT 3.5



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                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


         KARTS INTERNATIONAL INCORPORATED ("the Corporation"), a corporation organized and existing under and by virtue of the Nevada General Corporation Law, DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is Karts International Incorporated.

         SECOND: The Board of Directors of the Corporation adopted a resolution to amend the Articles of Incorporation as amended. Article FOURTH of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

                  "FOURTH. The Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The aggregate number of shares of capital stock that the Corporation will have authority to issue is One Hundred Million (100,000,000) shares, Ninety Million (90,000,000) of which will be shares of Common Stock, having a par value of $.001 per share, and Ten Million (10,000,000) of which will be shares of Preferred Stock, having a par value of $.001 per share.

                  Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue  and the  dates  from  which  dividends  on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to specify by resolution or resolutions providing for the issue of each such series, the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law."

         THIRD: This certificate of Amendment of Articles of Incorporation shall be effective as of December 12, 2000.

         FOURTH: The Corporation's outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock are the only classes of voting securities of the Corporation. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation consists of 4,000,0000 shares of Series A Preferred Stock which have voting rights equivalent to 8,000,000 votes, 73,333 shares of Series B Preferred Stock which have voting rights equivalent to 14,666,600 votes and 7,498,392 shares of Common Stock which are entitled to one vote for each share of Common Stock. The holders of the Series A Preferred Stock, Series B Preferred Stock and shares of Common Stock had the right to cast a total of 30,164,992 votes at the Annual Meeting of Stockholders held on December 12, 2000. A total of 24,626,408 votes were cast for the amendment, 74,063 votes were against the amendment and 60,918 votes abstained. The change and amendment were consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.




CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION - Page 1

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                                KARTS INTERNATIONAL INCORPORATED


                                ________________________________________________
                                Charles Brister, President

                                ________________________________________________
                                Geoffrey Craig benRichard, Secretary


State of Texas          ss.
                        ss.
County of Dallas        ss.

         On _______________________, personally appeared before me, a Notary Public, Charles Brister and Geoffrey Craig benRichard, who acknowledged that they executed the above instrument in their capacity as President and Secretary, respectively, of Karts International Incorporated.


                                         _______________________________________
                                         Notary Public










CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION - Page 2